AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 2010

Registration No. 033-91022

Registration No. 333-63467

Registration No. 333-59568

Registration No. 333-111976

Registration No. 333-136958

Registration No. 333-151578

Registration No. 333-159351

Registration No. 333-157862

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 2 on Form S-8 Registration Statement Number 033-91022

Post-Effective Amendment No. 1 on Form S-8 Registration Statement Number 333-63467

Post-Effective Amendment No. 1 on Form S-8 Registration Statement Number 333-59568

Post-Effective Amendment No. 1 on Form S-8 Registration Statement Number 333-111976

Post-Effective Amendment No. 1 on Form S-8 Registration Statement Number 333-136958

Post-Effective Amendment No. 2 on Form S-8 Registration Statement Number 333-151578

Post-Effective Amendment No. 1 on Form S-8 Registration Statement Number 333-159351

Post-Effective Amendment No. 1 on Form S-8 Registration Statement Number 333-157862

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

O’REILLY AUTOMOTIVE, INC.

(Exact Name of Registrant as Specified in its Charter)

Missouri	27-4358837
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

233 South Patterson Springfield, Missouri	65802
(Address of Principal Executive Offices)	(Zip Code)

CSK Auto Corporation 1996 Associate Stock Option Plan

CSK Auto Corporation 1996 Executive Stock Option Plan

CSK Auto Corporation 1999 Employee Stock Option Plan

CSK Auto Corporation 2004 Stock and Incentive Plan

CSK Auto Corporation Nonqualified Stock Option Agreement with Lawrence N. Mondry

O’Reilly Automotive, Inc. 1993 Employee Stock Option Plan

O’Reilly Automotive, Inc. 1993 Stock Option Plan

O’Reilly Automotive, Inc. 2003 Director Stock Option Plan

O’Reilly Automotive, Inc. 2003 Employee Stock Option Plan

O’Reilly Automotive, Inc. 2009 Incentive Plan

O’Reilly Automotive, Inc. 2009 Stock Purchase Plan

O’Reilly Automotive, Inc. Director Stock Option Plan

O’Reilly Automotive, Inc. Performance Incentive Plan

O’Reilly Automotive, Inc. Profit Sharing and Savings Plan

O’Reilly Automotive, Inc. Stock Purchase Plan

(Full Title of the Plan)

Thomas McFall

Executive Vice President of Finance and Chief Financial Officer

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

(Name and Address of Agent for Service)

(417) 862-6708

(Telephone Number, Including Area Code, of Agent for Service)

Copies of All Correspondence to:

Peter C. Krupp, Esq.	Ruben K. Chuquimia, Esq.
Kimberly A. deBeers, Esq.	Gallop, Johnson & Neuman, L.C.
Skadden, Arps, Slate, Meagher & Flom LLP	101 South Hanley Road, Suite 1700
333 West Wacker Drive	St. Louis, Missouri 63105
Chicago, Illinois 60606	(314) 615-6000
(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This post-effective amendment to the above-referenced registration statements is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the completion by the Registrant of the Reorganization (as defined below).

On December 20, 2010, O’Reilly Automotive, Inc. (“Old O’Reilly”) formed each of O’Reilly Holdings, Inc. (the “Company”), a Missouri corporation and a direct, wholly owned subsidiary of Old O’Reilly, and O’Reilly MergerCo, Inc. (“MergerCo”), a Missouri corporation and a direct, wholly owned subsidiary of the Company, for the purpose of facilitating its corporate reorganization to create a holding company structure (the “Reorganization”) pursuant to and in accordance with Section 351.448 of The General and Business Corporation Law of Missouri (the “MGBCL”). As a result of the Reorganization, the Company became the parent holding company of Old O’Reilly, adopting the name “O’Reilly Automotive, Inc.”, and Old O’Reilly was renamed “O’Reilly Automotive Stores, Inc.”

The Reorganization was effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 29, 2010, among the Company, Old O’Reilly and MergerCo. As provided for in the Merger Agreement, MergerCo merged with and into Old O’Reilly, with Old O’Reilly continuing as the surviving corporation and as a wholly owned subsidiary of the Company (the “Merger”). Pursuant to Section 351.448 of the MGBCL, shareholder approval of the Merger was not required.

At the effective time of the Merger (the “Effective Time”) and pursuant to the Merger Agreement, (i) each issued and outstanding share of common stock of Old O’Reilly was converted into a share of common stock of the Company, with the same designations, rights, qualifications, powers, preferences, qualifications, limitations and restrictions, and without any action being required on the part of holders of shares of Old O’Reilly common stock, (ii) each share of the Company’s common stock owned by Old O’Reilly was cancelled, and (iii) each share of common stock of MergerCo was converted into a share of common stock of Old O’Reilly, as the surviving corporation of the merger. The shareholders of Old O’Reilly did not recognize gain or loss for United States federal income tax purposes as a result of the Merger.

The conversion of the shares of common stock in the Merger occurred without an exchange of certificates. Accordingly, shares of the Company’s common stock (including the associated preferred stock purchase rights) continue to be represented by the same stock certificates that represented pre-merger shares of Old O’Reilly’s common stock (including the associated preferred stock purchase rights). Shares of the Company’s common stock have been substituted for the shares of common stock of Old O’Reilly listed on the NASDAQ Global Select Market immediately prior to the Effective Time and will continue to trade under the same “ORLY” symbol but will have a new CUSIP Number (67103H 107).

In addition, at the Effective Time and pursuant to the Merger Agreement, (i) each option to acquire shares of Old O’Reilly’s common stock was converted into an option to purchase a number of shares of common stock of the Company equal to the number of shares of Old O’Reilly common stock issuable upon the exercise of such option and otherwise continues to be governed by the same terms and conditions as applied to such option immediately prior to the Effective Time, and (ii) each other equity-based award of Old O’Reilly was converted into an equity-based award with respect to a number of shares of common stock of the Company equal to the number of shares of Old O’Reilly common stock then subject to such equity-based award and otherwise continues to be governed by the same terms and conditions as applied to such equity-based award immediately prior to the Effective Time. The conversion of the options and other equity based awards in the Merger occurred automatically, without any action being required on the part of holders of such options or other equity based awards.

This post-effective amendment pertains to the adoption by the Company of the following registration statements (collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (Registration No. 033-91022), as amended by Post-Effective Amendment No. 1 on Form S-8, pertaining to the O’Reilly Automotive, Inc. Performance Incentive Plan and the O’Reilly Automotive, Inc. 1993 Stock Option Plan;

•	Registration Statement on Form S-8 (Registration No. 333-63467), pertaining to the O’Reilly Automotive, Inc. Director Stock Option Plan and the O’Reilly Automotive, Inc. 1993 Stock Option Plan;

•	Registration Statement on Form S-8 (Registration No. 333-59568), pertaining to the O’Reilly Automotive, Inc. Profit Sharing and Savings Plan;

•

Registration Statement on Form S-8 (Registration No. 333-111976), pertaining to the O’Reilly Automotive, Inc. 2003 Employee Stock Option Plan, the O’Reilly Automotive, Inc. 2003 Director Stock Option Plan, the O’Reilly Automotive, Inc. 1993 Employee Stock Option Plan and the O’Reilly Automotive, Inc. Stock Purchase Plan;

•	Registration Statement on Form S-8 (Registration No. 333-136958), pertaining to the O’Reilly Automotive, Inc. Profit Sharing and Savings Plan;

•

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to Form S-4 (Registration No. 333-151578), pertaining to the CSK Auto Corporation 2004 Stock and Incentive Plan, the CSK Auto Corporation 1999 Employee Stock Option Plan, the CSK Auto Corporation 1996 Executive Stock Option Plan, the CSK Auto Corporation 1996 Associate Stock Option Plan and the CSK Auto Corporation Nonqualified Stock Option Agreement with Lawrence N. Mondry;

•	Registration Statement on Form S-8 (Registration No. 333-159351), pertaining to the O’Reilly Automotive, Inc. 2009 Stock Purchase Plan and the O’Reilly Automotive, Inc. 2009 Incentive Plan; and

•	Registration Statement on Form S-8 (Registration No. 333-157862), pertaining to the O’Reilly Automotive, Inc. Stock Purchase Plan.

In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to Old O’Reilly, hereby expressly adopts the Registration Statements as the Company’s own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. Registration fees were paid at the time of filing the original Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be filed with this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company or Old O’Reilly with the Commission are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 26, 2010;

(b)	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 7, 2010, for the quarter ended June 30, 2010, filed with the SEC on August 5, 2010, and for the quarter ended September 30, 2010, filed with the SEC on November 8, 2010;

(c)	Current Reports on Form 8-K filed with the Commission on January 25, 2010, March 4, 2010, May 7, 2010, June 1, 2010, June 3, 2010, June 7, 2010, July 2, 2010, August 18, 2010, October 4, 2010, November 18, 2010, December 7, 2010 and December 29, 2010 (but in each case not including information furnished under Item 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit);

(d)	Description of the common stock, which is contained in Old O’Reilly’s Registration Statement on Form S-1 (File No. 33-58948), including any amendment or report filed for the purpose of updating such description; and

(e)	Description of the Preferred Stock Purchase Rights, which is contained in Old O’Reilly’s Registration Statement on Form 8-A (File No. 000-21318), filed with the Commission on June 3, 2002, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 351.355(1) of The General and Business Corporation Law of Missouri (“MGBCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 351.355(2) of the MGBCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 351.355(3) of the MGBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to in subsection (1) or (2) of Section 351.355 of the MGBCL, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with such action, suit or proceeding. Section 351.355(7) of the MGBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2) of Section 351.355 of the MGBCL, provided such additional indemnification is either (i) authorized, directed or provided for by the corporation’s articles of incorporation or an amendment thereto or (ii) is authorized, directed or provided for by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Article IX of O’Reilly’s articles of incorporation, as currently in effect, permits O’Reilly to enter into agreements with its directors, officers, employees and agents, providing such indemnification as deemed appropriate, up to the maximum extent permitted by law. Article IX of the articles of incorporation provides that O’Reilly shall extend to its directors the indemnification specified in subsections (1) and (2) of Section 351.355 of the MGBCL and the additional indemnification authorized in subsection (7) of the MGBCL and that it may extend to its officers, employees and agents such indemnification and additional indemnification.

In addition, Article XI of the articles of incorporation states that no director of O’Reilly shall be personally liable to O’Reilly or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, but it does not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to O’Reilly or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 351.345 of the MGBCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of Article XI will apply to or have any effect on the liability or alleged liability of any director of O’Reilly for or with respect to any acts or omissions of such director prior to such amendment or repeal.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See the “Exhibit Index” following the signature page hereto.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springfield, state of Missouri, on December 30, 2010.

O’REILLY AUTOMOTIVE, INC.

BY:	/s/ Thomas McFall
Thomas McFall
Executive Vice President of Finance and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to registration statements on Form S-8 have been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Greg Henslee	Co-President and Chief Executive Officer (Principal Executive Officer)	December 30, 2010
Greg Henslee

/s/ Thomas McFall	Executive Vice President of Finance and Chief Financial Officer	December 30, 2010
Thomas McFall	(Principal Financial and Accounting Officer)

/s/ Jay D. Burchfield	Director	December 30, 2010
Jay D. Burchfield

/s/ Thomas T. Hendrickson	Director	December 30, 2010
Thomas T. Hendrickson

/s/ Paul R. Lederer	Director	December 30, 2010
Paul R. Lederer

/s/ John Murphy	Director	December 30, 2010
John Murphy

/s/ Charles H. O’Reilly, Jr.	Director	December 30, 2010
Charles H. O’Reilly, Jr.

/s/ David E. O’Reilly	Director	December 30, 2010
David E. O’Reilly

/s/ Larry P. O’Reilly	Director	December 30, 2010
Larry P. O’Reilly

/s/ Rosalie O’Reilly Wooten	Director	December 30, 2010
Rosalie O’Reilly Wooten

/s/ Ronald Rashkow	Director	December 30, 2010
Ronald Rashkow

FORM S-8

O’REILLY AUTOMOTIVE, INC.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K dated December 29, 2010, are incorporated herein by this reference.

3.2	Bylaws of the Registrant, filed as Exhibit 3.2 to the Registrant’s current report on Form 8-K dated December 29, 2010, are incorporated herein by this reference.

4.1	Rights Agreement, dated as of May 7, 2002, between O’Reilly Automotive, Inc. and UMB Bank, N.A., as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated May 8, 2002, is incorporated herein by this reference.

5.1	Opinion of Gallop, Johnson & Neuman, L.C., filed herewith.

23.1	Consent of Ernst & Young LLP, filed as Exhibit 23.1 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2009, is incorporated herein by this reference.

23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).